Exhibit 4.1

No. ___

NEITHER THESE SECURITIES NOR THE SHARES INTO WHICH THEY MAY BE CONVERTED HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, AND ARE ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (ii) IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE

FOR VALUE RECEIVED, the undersigned, Inergetics, Inc., (“Debtor”) hereby promises to pay to the order of ______________________ (“Holder”), at ________________ (or such other place as Holder may direct from time to time), whose fax no. is _____________________, in lawful money of the United States of America and in immediately available funds, the principal amount of ______________________ ($___________) and all accrued but unpaid interest thereon on December 31, 2013 (the “Maturity Date”).

This Note is one of a series of Secured Convertible Promissory Notes DUE December 31, 2013 (the “Notes”) being issued pursuant to a plan of financing and debt restructuring (the “Transactions”) as set forth in the Summary Of Debt Reorganization and Financing dated July 14, 2011 (the “Summary”), a copy of which is attached hereto as Annex B. All of the Notes are secured by a first lien and security interest in substantially all of the assets of Debtor and Millennium Biotechnologies, Inc. (“Guarantor”), pari passu with certain other secured debt set forth in the Security Agreement among Debtor, Guarantor and the Collateral Agent (as defined below) (“Security Agreement”). Holder of this Note, by acceptance of this Note, and the holders of the other Notes, by their acceptance of such Notes, have designated Ken Sadowsky, Leon Frenkel and Seahorse Enterprises LLC (i) as their representative (the “Noteholder Representative”), for purposes of declaring a default (and enforcement of all rights) under this Note and the other Notes; and (ii) as Collateral Agent under the terms of the Security Agreement.

1.            Interest. Interest shall be computed on the unpaid principal amount at the per annum rate of ten percent (10%); provided, in the event of the Declaration of Default as defined hereunder, the principal balance shall bear interest from the date of such Declaration until the date of actual payment at the per annum rate of fifteen percent (15%). All interest payable hereunder shall be computed on the basis of actual days elapsed and a year of 360 days.

2.            Installment Payments. Installment payments of interest on the outstanding principal shall be paid as follows: semi-annually in shares of common stock of Debtor (the “Common Stock”) valued at 90% of the average of the last ten Trading Day closing price per share prior to the interest due date (each, an “Interest Due Date”). Installment interest payments are payable commencing November 1, 2011 and on May 1 and November 1 of each year thereafter. Once Debtor achieves $1,000,000 in “Net Income” in any 12 month period, it will start to repay outstanding principal at the rate of 2.5% per quarter. “Net Income” means Sales, less (i) Cost of Goods Sold, (ii) Selling, General and Administrative Expenses and (iii) Interest Expense. All unpaid principal and accrued but unpaid interest shall be due and payable in full on the Maturity Date.

3.            Prepayment. Debtor may, from time to time, prepay all or any portion of this Note without the prior consent of Holder upon at least ten (10) Business Days’ prior written notice.

4.            Guaranty. Payment in full of this Note in accordance with its terms is guaranteed by Guarantor.

5.            Conversion.

(a) Conversion. At any time after the Original Issue Date until this Note is no longer outstanding, the outstanding principal amount of this Note and any accrued but unpaid interest shall be convertible, in whole or in part, into shares of Common Stock at the option of Holder, at any time and from time to time. Holder shall effect conversions by delivering to Debtor a notice of conversion, the form of which is attached hereto as Annex A (a “Notice of Conversion”), specifying therein the amount of principal and accrued but unpaid interest of this Note to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. To effect conversions hereunder, Holder shall not be required to physically surrender this Note to Debtor unless the entire principal amount of this Note has been so converted. Conversions of principal hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. Holder and Debtor shall maintain records showing the principal and interest amount(s) converted and the date of such conversion(s), which records shall be reconciled by Debtor and Holder in writing (by facsimile, e-mail or other written form) after each such conversion. Debtor may deliver an objection to any Notice of Conversion within one (1) Business Day of delivery of such Notice of Conversion. Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of the principal of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

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(b) Conversion Price. The conversion price for conversion of principal in effect on any Conversion Date (the “Conversion Price”) per share, subject to adjustment as provided below, shall be the volume weighted average price (“VWAP”) of the Common Stock for the ten Trading Day period commencing on the fifth trading day after the date of the first public announcement of the Transactions described in the Summary in a Current Report on Form 8-K (or other applicable form). Notwithstanding the foregoing, the Conversion Price (after taking into account the one-for-eighty reverse-split of the Common Stock approved in May 2011) shall not be greater than $0.2 nor less than $0.08. “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a National Securities Exchange (an “Exchange”) as defined in the Securities Exchange Act of 1934, as amended (the “1934 Act”), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Exchange as reported by Bloomberg L.P., (b) if the Common Stock is quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by holders of a majority of principal amount of the outstanding Notes and reasonably acceptable to the Company. Computation of the amount of shares of Common Stock to be issued upon conversion of any accrued but unpaid interest shall be made in the same manner as installment payments of interest are calculated in Section 2 above utilizing the most recently passed Interest Due Date.

(c) Mechanics of Conversion.

(i)             Conversion Shares Issuable Upon Conversion of Principal Amount. The number of shares of Common Stock issuable upon a conversion of Principal hereunder shall equal the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted by (x) the Conversion Price. Such number, plus the number of shares of Common Stock issuable upon conversion of accrued but unpaid interest in accordance with Section 5(b) above, the “Conversion Shares”.

(ii)            Delivery of Certificate Upon Conversion. Not later than ten (10) Trading Days after each Conversion Date (the “Share Delivery Date”), Debtor shall deliver, or cause to be delivered, to Holder a certificate or certificates representing the Conversion Shares being acquired upon the conversion of this Note. “Trading Day” means a day on which the principal Trading Market is open for business, and, if the Common Stock is not then listed or quoted for trading on a Trading Market, Trading Day shall mean a Business Day. “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Amex, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board or the Pink Sheets. “Business Day” means any day except Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(iii)           Reservation of Shares Issuable Upon Conversion. Debtor covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than Holder, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 6) upon the conversion of the outstanding principal amount of this Note. Debtor covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

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(iv)          Fractional Shares. Debtor shall not be required to issue fractions of shares upon conversion hereunder. If any fraction of a share would, except for the provisions of this Section, be issuable upon conversion hereunder, Debtor shall issue one whole share in lieu of such fraction.

(v)            Transfer Taxes. Debtor will pay any documentary stamp taxes attributable to the initial issuance of Conversion Shares issuable upon the conversion of this Note; provided, however, that Debtor shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Conversion Shares in a name other than that of the registered holder of this Note in respect of which such shares are issued. Holder shall be responsible for income taxes due under federal or state law, if any such tax is due.

(d) Certain Conversion Restrictions. The number of shares of Common Stock that may be acquired by Holder upon any conversion of the principal amount of the Note shall be limited to the extent necessary to insure that, following such conversion, the total number of shares of Common Stock then beneficially owned by Holder and its Affiliates (as such term is defined in Rule 405 under the Securities Act), and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the 1934 Act, does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion) or provide Holder with greater than 9.99% of the voting power of Debtor’s voting securities. For such purposes, the beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. Each delivery of a Conversion Notice hereunder will constitute a representation by the Holder that it has evaluated the limitations set forth in this Section 5(d) and has determined that issuance of the full number of the Conversion Shares issuable in respect of such Conversion Notice does not violate the restrictions contained in this Section 5(d). Holder may waive the conversion limitation described in this Section 5(d), in whole or in part, upon and effective after 61 days prior written notice to Debtor.

6.            Conversion Price Adjustments. The Conversion Price is subject to adjustment from time to time as set forth in this Section 6.

(a) Stock Dividends and Splits. If Debtor, at any time while this Note is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this Section 6(a) shall become effective immediately after the effective date of such subdivision or combination.

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(b)         Antidilution Adjustment of Conversion Price upon Issuance of Common Stock. If at any time this Note is outstanding, Debtor issues or sells, or in accordance with this Section 6(b) is deemed to have issued or sold, any shares of Common Stock, with the exception of Excluded Stock (as defined below), for a consideration per share (the “New Securities Issuance Price”) less than the Conversion Price in effect immediately prior to such time (each such sale or issuance, a “Dilutive Issuance”), then concurrent with such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Securities Issuance Price. “Excluded Stock” means the issuance of Common Stock (a) upon exercise or conversion of any options, warrants or other securities outstanding or pursuant to written contracts or agreements as of the date of this Note (provided that such exercise, conversion or issuance occurs in accordance with the terms thereof, without amendment or modification), (b) the issuance of Common Stock or grant of options to employees, officers or directors of Debtor pursuant to a stock option plan or other stock plan duly approved by Debtor’s stockholders and adopted by Debtor’s Board of Directors, (c) the issuance of Common Stock or grant of options in exchange for the fair value of services provided to Debtor by sales or marketing consultants pursuant to written agreements duly approved by Debtor’s Board of Directors including a majority of Debtor’s independent directors (d) the issuance any securities pursuant to the Transactions as set forth in the Summary, including, but not limited to, the issuance of the Notes, Common Stock as interest under the Notes or dividends under preferred stock, equity securities (including preferred stock) and other securities convertible into or exercisable for Common Stock or other securities (that are convertible into or exercisable for Common Stock) or (e) pursuant to a Strategic Financing (as defined below). A “Strategic Financing" means the issuance of Common Stock or any right to acquire Common Stock in connection with any acquisition by Debtor or Guarantor, by whatever means, of any business, assets or technologies, or, with regard to Debtor or Guarantor, to any vendor, customer, lease or similar arrangement, the primary purpose of which is not to raise funds. For purposes of determining the adjusted Conversion Price under this Section 6(b), the following shall be applicable:

(i)             Issuance of Convertible Securities. If Debtor in any manner issues or sells any securities or instruments of debt or equity convertible into or exercisable for shares of Common Stock other than Excluded Stock (“Convertible Securities”) and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Conversion Price in effect immediately prior to such Dilutive Issuance, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by Debtor at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 6(b)(i), the “lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by Debtor with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or upon conversion, exchange or exercise of such Convertible Securities.

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(ii)            Calculation of Consideration Received. If any Common Stock or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by Debtor therefor. If any Common Stock or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by Debtor will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by Debtor will be the arithmetic average of the closing price of such securities during the ten (10) consecutive Trading Days ending on the date of receipt of such securities. The fair value of any consideration other than cash or securities will be determined jointly by Debtor and Collateral Agent (the “Required Holders”) in good faith. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by Debtor and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne equally by Debtor and the Required Holders.

7.            Default.

  (a)        Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(i)       Debtor fails to pay any amount due hereunder which default continues uncured for more than five (5) business days following the due date thereof;

(ii)      Debtor or Guarantor dissolves or suspends or discontinues doing business or becomes unable, or admits in writing its inability, to pay its debts as they mature;

(iii)     Debtor or Guarantor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the indebtedness due to them;

(iv)     a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against a Debtor or Guarantor or all or any part of their properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or Debtor or Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner; or

(v)      a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Debtor or Guarantor or for all or any part of their property.

(b)       Declaration of Default. Following the occurrence of an Event of Default, the Noteholder Representative, upon a vote or written instruction of holders of Notes representing the majority in dollar amount of the outstanding principal balance of all the Notes, shall declare the Notes to be in default by serving on Debtor a written notice thereof (the “Declaration of Default”) in which event the entire principal balance, together with accrued interest, shall be immediately due and payable. The Noteholder Representative is designated on behalf of Holder and on behalf of all other holders of the Notes to pursue such action or enforcement procedures as it shall deem appropriate to enforce the rights of the holders of the Notes under the Notes and the Security Agreement.

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8.            Miscellaneous.

(a)            Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Note, and no consent to any departure by Debtor here from, shall in any event be effective unless the same shall be in writing and signed by Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)            Other Rights. No failure to exercise, and no delay in exercising on the part of Holder of, any right, power or privilege under this Note shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of Holder herein provided are cumulative and not exclusive of any rights or remedies provided by law.

(c)             Binding Effect; Successors and Assigns. This Note and the terms, covenants and conditions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Debtor shall not have the right to assign or transfer this Note or its rights or obligations hereunder or any interest herein without the prior written consent of Holder.

(d)            Governing Law. This Note shall be a contract made under and governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles. All obligations of Debtor and rights of Holder expressed herein shall be in addition to and not in limitation of those provided by applicable law.

(e)             Maximum Interest Rate. This Note is subject to the express condition that at no time shall Debtor be obligated or required to pay interest on the principal balance at a rate which would subject Holder to either civil or criminal liability as a result of being in excess of the maximum rate which Debtor are permitted by law to contract or agree to pay. If by the terms of this Note Debtor is at any time required or obligated to pay interest on the principal balance at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance.

(f)             Notices. All notices and other communications provided to any party hereto under this Note shall be in writing (including telex or facsimile) and addressed or delivered to such party at its address set forth herein:

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If to Holder:	To the address on the first page of this Note.
If to Debtor and/or Guarantor:

Inergetics, Inc.

205 Robin Road, Suite 222

Paramus, NJ 07652

Attn: President

Fax No. (908) 604-2545

Millennium Biotechnologies, Inc.

205 Robin Road, Suite 222

Paramus, NJ 07652

Attn: President

Fax No. (908) 604-2545

or at such other address as may be designated by such party from time to time in a notice complying with the terms of this section. Any notice shall be deemed given upon receipt.

(g)            Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law. Any provision of this Note that is prohibited by, unenforceable or invalid in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition, unenforceability or invalidity, without invalidating the remainder of such provisions of this Note or affecting the validity or enforceability of such provision in any other jurisdiction.

(h)            Captions. Section captions used in this Note are for convenience of reference only and shall not affect the construction of this Note.

(i)             Counterparts. This Note may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same Note.

(j)             WAIVER OF JURY TRIAL. HOLDER BY ACCEPTANCE OF THIS NOTE, DEBTOR AND GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS NOTE, AND AGREE THAT ANY SUCH ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY; THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOLDER ENTERING INTO THIS NOTE.

[signature page follows]

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[Secured Promissory Note Signature Page]

IN WITNESS WHEREOF, Debtor has caused this Note to be duly executed as of the date first written above.

INERGETICS, Inc.

By:
Name: Mark C. Mirken Title: Chief Executive Office

Guaranty

The undersigned hereby guarantees payment in full of the foregoing Note in accordance with its terms.

Millennium Biotechnologies, Inc.

By:
Name: Mark C. Mirken
Title: Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal and/or accrued but unpaid interest under the 10% Secured Convertible Promissory Note due December 31, 2013 of Inergetics, Inc., a Delaware corporation (the “Company”), into shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:	Date to Effect Conversion:

Principal Amount of Note to be Converted:

Amount of Accrued but Unpaid Interest
to be Converted:

Number of shares of Common Stock to be issued:

Signature:

Name:

Address:

ANNEX B

Summary Of Debt Reorganization and Financing

Inergetics, Inc.

July 14, 2011

Introduction: As of June 30, 2011, Inergetics, Inc. including its wholly-owned subsidiary, Millennium Biotechnologies, Inc. (collectively, the “Company”) had approximately $6,253,5241 in secured debt, including principal, interest and penalties, all of which is in default, and approximately $2,054,000 in unsecured debt, including principal, interest and penalties, most of which is in default. The Company needs to substantially reduce or eliminate this debt and raise new capital to move forward with its business plan, sustain day to day business operations and fund revenue growth. As discussed below in “Funding Commitment”, the Company has obtained a commitment for up to $2,000,000 in new capital (the “Funding Commitment”) from Seahorse Enterprises LLC (the “Principal Investor”). The Funding Commitment is subject to the terms and conditions described below. Notwithstanding the foregoing, as discussed below, the Company already has received an advance of $700,000 of the Funding Commitment and may receive additional advances of the Funding Commitment at the sole discretion of the Principal Investor (the foregoing advances collectively, the “Commitment Advance”).

A summary of the details and requirements to complete the various aspects of the debt conversion and new funding to be effective (the “Transactions”) are as follows:

Bridge Financing And Prior Debt Exchange:

The Company has issued Secured Promissory Notes due December 31, 2013 (the “First Position Bridge Notes”) effective as of February 3, 2011 to a group of investors consisting of Kenneth Sadowsky, one of the Company’s directors, the Principal Investor and the Primary Creditors (as defined below) (collectively, the “Investor Group”) for $450,000 received on February 3, 2011. The Company also has issued an additional First Position Bridge Note in the amount of $700,000 to the Principal Investor representing the aggregate amount of the Commitment Advance as of July 7, 2011.

1 All references to debt are as of a specified date. As interest and any other obligations under the debt will continue to accrue, the actual amount of any debt will increase with the passage of time unless and until such debt is converted to equity or paid off.

The First Position Bridge Notes bear interest at the rate of 10% per annum and are secured by a first priority lien and security interest in substantially all of the Company’s assets including the assets of the Company’s subsidiary with the exception of accounts receivable which may be factored, subject to the approval of the Investor Group. The only debt that is pari passu to this first priority lien and security interest with regard to substantially all of the Company’s assets is debt pursuant to the Unit Notes (as defined below), debt in the original principal amount of $69,571 as of June 30, 2011 owed to the Primary Creditor. Debt in the original principal amount of $100,000 as of June 30, 2011 owed to the Principal Investor is pari passu with regard to one purchase order from May 2010. See the discussion below about Purchase Order/Payables Notes. Interest on the outstanding principal of the First Position Bridge Notes is payable semi-annually in shares of the Company’s common stock (the “Common Stock”) valued at 90% of the average of the last ten trading day closing price per share prior to the interest due date. All principal and unpaid accrued interest thereon will be due and payable on December 31, 2013. Notwithstanding the foregoing, once the Company achieves $1,000,000 in “Net Income” (as defined below in the “First Equity Offering”) in any consecutive 12 month period, the Company will start to repay outstanding principal at the rate of 2.5% per quarter. In addition, the holders have the right to convert the principal amount and any accrued but unpaid interest under the First Position Bridge Notes into shares of Common Stock at the following rate (the “Conversion Price”) per share: the volume weighted average price (“VWAP”) of the Company’s Common Stock for the ten trading day period commencing on the fifth trading day after the date of the first public announcement of the Transactions in a Current Report on Form 8-K (or other applicable form) (the “Transaction 8-K”). Notwithstanding the foregoing, the Conversion Price shall not be greater than $0.2 or less than $0.08. “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a National Securities Exchange (an “Exchange”) as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Exchange as reported by Bloomberg L.P., (b) if the Common Stock is quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by holders of a majority of principal amount of the outstanding First Position Bridge Notes and reasonably acceptable to the Company. The Conversion Price is subject to adjustment for certain corporate events such as stock splits, dividend issuances and, subject to certain exceptions, issuances of shares of Common Stock (or instruments convertible into or exercisable for Common Stock) at a price below the then Conversion Price. Notwithstanding the foregoing, no conversion of the First Position Bridge Notes into shares of Common Stock can occur to the extent that, upon such conversion, the holder thereof and its affiliates would (i) own in excess of 9.99% of the issued and outstanding shares of Common Stock or (ii) have greater than 9.99% of the voting power of the Company’s voting securities. For the purposes of this limitation on conversion, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

The Company also has issued First Position Bridge Notes in the aggregate principal amount of $825,000 to the Investor Group and an additional holder in exchange for all of the outstanding 24 month Secured Promissory Notes (the “August 2010 Secured Notes”) issued to them in August 2010, including all accrued but unpaid interest and any other sums due thereunder.

As a result of the foregoing, as of July 7, 2011, there are outstanding First Position Bridge Notes in the aggregate principal amount of $1,975,000 (plus accrued interest and other obligations thereon). In addition, the Company will be issuing additional First Position Bridge Notes in the event the Principal Investor makes any Commitment Advance in the future.

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Issuance Of Equity In Exchange For Other Debt And Fund Raising:

The Company has designated 200,000 shares of its authorized but unissued and undesignated preferred stock as Series G Convertible Preferred Stock (the “G Preferred”). The G Preferred has a per share stated value of $50.00 (the “Stated Value”) and is convertible into Common Stock at the following rate (the “Conversion Rate”) per share of G Preferred: $50.00 divided by the VWAP of the Company’s Common Stock for the ten trading day period commencing on the fifth trading day after the date of the filing of the Transaction 8-K. Notwithstanding the foregoing, the Conversion Rate shall not result in the issuance of more than 625 shares of Common Stock or less than 250 shares of Common Stock per share of Series G. The G Preferred pays a dividend, quarterly, at an annual rate of 10% (as a percentage of the Stated Value per share) payable in G Preferred based on the equivalent of 90% of the average of the last ten trading day closing price of the Common Stock prior to the dividend payment date. In other words, the holders of Series G will receive on September 30, 2011 and thereafter on each December 31, March 31, June 30 and September 30 as dividend such number of shares of Series G as equal to the number of Series G shares owned by such holder multiplied by a fraction (x) the numerator of which is 2.5% of the quotient obtained from dividing the Stated Value by 90% of the arithmetic average of the closing prices for the Common Stock for each of the 10 Trading Days ending immediately preceding the applicable Dividend Payment Date Value and (y) the denominator of which is the quotient obtained from dividing Stated Value by the Conversion Rate. The Conversion Rate is subject to adjustment for certain corporate events such as stock splits, dividend issuances and, subject to certain exceptions, issuances of shares of Common Stock (or instruments convertible into or exercisable for Common Stock) at a price below the then Conversion Rate. The G Preferred has a liquidation preference before any payment or distribution on the Common Stock or on any other class of stock ranking junior to the G Preferred up to the Stated Value and, thereafter, shares ratably in the proceeds available along with the holders of shares of Common Stock and any other share of stock entitled to payment upon liquidation. The holders of G Preferred vote along with the holders of Common Stock, and are entitled to the number of votes equal to the number of whole shares of Common Stock into which the G Preferred would then be convertible. Notwithstanding the foregoing: (i) shares of G Preferred will not have voting rights to the extent that the beneficial ownership of G Preferred results in the holder thereof and its affiliates, having greater than 9.99% of the voting power of the Company’s voting securities and (ii) shares of G Preferred will not be convertible if, upon such conversion, the holder thereof and its affiliates would (x) own in excess of 9.99% of the issued and outstanding shares of Common Stock or (y) have greater than 9.99% of the voting power of the Company’s voting securities. For the purposes of this limitation on voting and conversion, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

First Equity Offering:

The Company was going to raise up to $700,000 from the sale of G Preferred at $50.00 per share from “Accredited Investors” as that term is defined under the Securities Act of 1933, as amended (the “First Equity Offering”). To the extent that the Company was unable to raise $700,000, the Principal Investor agreed to purchase the balance of the G Preferred in the First Equity Offering out of the Funding Commitment, which amount would include $700,000 of the Commitment Advance made as of the date hereof, including Commitment Advance which have been converted into the First Position Bridge Notes. The Principal Investor has advanced all $700,000, so there will not be a First Equity Offering. However, the Principal Investor will convert this $700,000 of Commitment Advances into G Preferred in accordance with the terms of the First Equity Offering once the following conditions (the “First Equity Offering Conditions”) have been met:

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(i)	Unsecured Debt Exchange For Common Stock: The holders of at least 80% of the Company’s unsecured debt (excluding (a) trade payables and (b) an aggregate, as of June 30, 2011, of approximately $645,711 of unsecured debt owed to Ventiv Commercial Services, LLC and four other debt holders) shall exchange their debt for shares of Common Stock at a rate equal to 176% of the Conversion Price of the First Position Bridge Notes (the “Unsecured Debt Exchange”). As of June 30, 2011, such unsecured debt (exclusive of the trade payables and the $645,711 of excluded unsecured debt) totaled approximately $1,407,668.

(ii)	Secured Unit Note Debt Exchange for G Preferred: The holders of at least 90% of the aggregate principal amount of the Company’s outstanding Secured Unit Notes issued in late 2009 and early 2010 (the “Unit Notes”), excluding the debt under Unit Notes owned by the Primary Creditors (as defined below) who together are the holders of the largest amount of the Unit Notes, shall have irrevocably committed to exchange their Unit Notes for shares of G Preferred on the terms set forth below (the “Unit Note Debt Exchange”). Such exchanges would occur as follows: 35% of a holder’s Unit Notes would be exchanged and extinguished if and when all of the First Equity Offering Conditions have been met. If and when the Company raises an aggregate of at least $1,300,000 from the Second Equity Offering (discussed below), the balance (65%) of the Unit Notes debt would be exchanged and extinguished. In the event that the Company does not raise at least $1,300,000 in the Second Equity Offering on or prior to October 31, 2011, the balance of such Unit Notes debt would not be exchanged or extinguished and the Unit Notes representing such amount would be returned to the holders thereof. The Unit Note Debt Exchange will be at a rate of one share of G Preferred per $73.50 of principal and accrued interest being exchanged. However, any holder of Unit Notes that separately participates and invests in the Second Equity Offering an amount equal to at least 25% of the principal amount of such holder’s Unit Notes, shall be entitled to a reduced exchange rate for such holder’s Unit Notes of one share of G Preferred per $50.00 of debt. As of June 30, 2011, all amounts due under such outstanding Unit Notes (other than those held by the Primary Creditors) was approximately $1,969,429. For information on the conversion of Unit Notes owned by the Primary Creditors, see Conversion of Remaining Secured Debt below.

(iii)	CEO Mark Mirken shall agree to forgive accrued salary as of December 31, 2010 in the amount of $165,882.

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(iv)	CEO Mark Mirken’s employment agreement shall have been amended (a) to reduce his salary to $175,000 per annum until the Company reaches three consecutive fiscal quarters of positive “Net Income” (defined as Sales less Cost of Goods Sold less Selling, General and Administrative Expenses, less Interest Expense) (the “First Net Income Milestone”), at which point his annual salary will increase to $240,000, (b) to eliminate the gross-up provisions with regards to any issuances to Mr. Mirken under the Management Warrant Grant Program (discussed below), (c) to provide for a bonus in the amount of $32,500 upon the Company achieving the First Net Income Milestone, and (d) to provide for an increase in his annual salary to $306,000 upon the Company achieving $1,000,000 of Net Income in any twelve consecutive calendar month period (the “Second Net Income Milestone”).

(v)	CFO Michael James shall agree to convert his accrued salary of $100,000 into Common Stock at the Conversion Price.

(vi)	CFO Michael James’ employment agreement shall have been amended (a) to reduce his salary to $150,000 per annum until the Company achieves the First Net Income Milestone, at which point his annual salary will increase to $200,000, (b) to provide for a bonus in the amount of $25,000 upon the Company achieving the First Net Income Milestone, (c) to eliminate the gross-up provisions with regards to any issuances to Mr. James under the Management Warrant Grant Program (discussed below), and (d) to provide for a bonus in the amount of $25,000 in Common Stock at the Conversion Price upon the consummation of the Unsecured Debt Exchange and the Unit Note Debt Exchange.

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(vii)	COO Frank Guarino’s employment agreement shall have been amended (a) to reduce his salary to $100,000 per annum until the Company achieves the First net Income Milestone, at which point his annual salary will increase to $150,000, (b) to provide for a bonus in the amount of $25,000 upon the Company achieving the First Net Income Milestone, and (c) to provide for an increase in his annual salary to $200,000 upon the Company achieving the Second Net Income Milestone.

(viii)	The Principal Investor and the Primary Creditor shall have each been granted the right at any time after the later of January 15, 2012 or the date that the First Equity Offering Conditions have been met and for so long as any of the First Position Bridge Notes are outstanding, to: (a) require the Board of Directors to increase its number of members by one, and (b) select a nominee to fill such vacancy created by such increase; provided, each such nominee will be required to be vetted and approved by the Board of Directors in the Board’s sole discretion. As each of the Principal Investor and Primary Creditor have this right, it could mean the addition of two members of the Board of Directors.

(ix)	The Company shall have entered into a consulting agreement with the Investor Group for their assistance in structuring the Transactions and providing for a fee of $360,000 upon consummation of the Transactions, payable in Common Stock based on the VWAP of the Company’s Common Stock for the ten trading day period commencing on the thirtieth calendar day after the Company effects the one-for-eighty Reverse Split approved by the Company’s Stockholders in March 2010 and announced to the public in a Form 8-K filed with the SEC on July 7, 2011[2]. This fee will be distributed as agreed among the Investor Group.

(x)	Each of the members of the Investor Group shall have agreed that, after issuance of the First Position Bridge Notes and for as long as any First Position Bridge Notes are outstanding, such member (including any affiliates of such member) will not acquire or control more than forty percent (40%) of the outstanding voting power of the Company.

Second Equity Offering:

The Company will seek to raise up to an additional $2,300,000 from the sale of G Preferred at $50.00 per share from Accredited Investors in an equity offering of two tranches, the first of which will be for up to $650,000 and the second of which will be for up to an additional $1,650,000 (collectively, the “Second Equity Offering”). To the extent that the Company is unable to raise at least $650,000 in either tranche of the Second Equity Offering, the Principal Investor has agreed to purchase the balance of the G Preferred in such tranches of the Second Equity Offering from the Funding Commitment representing, in each instance, the difference between $650,000 and the amount raised.

2 In March 2010, the Company’s Stockholders empowered the Company’s Board of Directors to effect a reverse stock split of all outstanding shares of Common Stock to be at a ratio of not less than one-for-forty and not more than one-for-eighty. All references to shares of Common Stock in this Summary give retroactive effect to this reverse split

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The Second Equity Offering will commence after the First Equity Offering Conditions have been met. However, closing of each tranche of the Second Equity Offering (and release of funds to the Company) is contingent upon at least one of the following conditions (each, an “Additional Equity Offering Condition”) being met: (a) the Company entering into new contracts for the Surgex and Resurgex products that are projected to generate revenues of at least $2,000,000 in a consecutive twenty-four month period, $750,000 of which is projected to be generated in the first twelve months, (b) the Company completing the development of the RTD (ready to drink), bars and pouches for Surgex for commercial sale, or (c) the Company completing the development of the RTD (ready to drink) for Surgex Active (low calorie version). Notwithstanding the foregoing, the Principal Investor has the right to waive the occurrence of a second Additional Equity Offering Condition with regard to the closing of any part of the second tranche of the Second Equity Offering. For purposes of clarity, the closing of the first tranche of the Second Equity Offering is contingent upon one of the above three events occurring, and the closing of the second tranche is contingent upon the happening of at least one of the remaining two events (unless waived by the Principal Investor).

Funding Commitment:

The Company has obtained the Funding Commitment for up to $2,000,000 in new capital from the Principal Investor. As of July 7, 2011, the Principal Investor beneficially owned approximately 9% of the Company’s outstanding shares and approximately $1,366,670 of its debt. The Funding Commitment is subject to the terms and conditions described herein, including conversion of the Company’s debt in to equity as described above. Notwithstanding the foregoing conditions, the Company already received Commitment Advances of $700,000 and may receive additional Commitment Advances at the sole option of the Principal Investor. The Company issued First Position Bridge Notes as payment for the $700,000 of Commitment Advances, and the Principal Investor has agreed to exchange these Bridge Notes and any Bridge Notes issued for additional Commitment Advances for shares of Series G in the Equity Offerings. However, if all of the First Equity Offering Conditions are not met, the Principal Investor has no further obligation under the Funding Commitment, and all funds advanced thereunder will remain secured debt of the Company. Pursuant to the terms of the Funding Commitment, the Principal Investor will exchange the $700,000 principal amount Bridge Notes in the First Equity Offering within three business days of the First Equity Offering Conditions being met. In addition, the Principal Investor is required to invest from the Funding Commitment the difference between $650,000 and the amount raised from other investors in each tranche of the Second Equity Offering within three business days of the condition to closing that tranche of the Second Equity Offering being met (up to $1,300,000 in the aggregate). Failure to meet this requirement would require the Principal Investor to immediately provide the balance of the Funding Commitment. The Principal Investor is required to deposit a check for $650,000 with Silverman Sclar Shin & Byrne PLLC, counsel to the Company (“Silverman”) if and when it delivers $650,000 to the Company upon the conditions for closing of the first tranche of the Second Equity Offering being met. Silverman is to deliver that check to the Company if the conditions for closing of the second tranche of the Second Equity Offering have been met (or waived by the Principal Investor) on or before October 31, 2011. Otherwise, Silverman is to return the check to the Principal Investor.

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To the extent that the Company raises funds from sources other than the Principal Investor (“Other Funds”) in the Second Equity Offering, such Other Funds shall reduce the balance of the remaining $1,300,000 of the Funding Commitment on a dollar–for-dollar basis.

Conversion of Remaining Secured Debt:

As of June 30, 2011, Leon Frenkel (the “Primary Creditor”) and his affiliates (with the Primary Creditor, the “Primary Creditors”), hold approximately $2,107,454 of principal, accrued interest, penalties and all other sums due under Unit Notes. Upon all the provisions of the First Equity Offering Conditions being met, the Primary Creditors will exchange 35% of such debt for G Preferred at a rate of one share of G Preferred for $50.00 of Unit Note debt. If and when the Company raises an aggregate of at least $1,300,000 from the Second Equity Offering, the balance (65%) of such Unit Notes debt would be exchanged and extinguished. In the event that the Company does not raise at least $1,300,000 in the Second Equity Offering on or prior to October 31, 2011, the balance of such Unit Notes debt will not be exchanged and extinguished and the Unit Notes representing such amount will be returned to the Primary Creditors.

In addition, the Principal Investor and the Primary Creditor hold notes in the principal amounts of $100,000 and $49,600, respectively. The note held by the Principal Investor is secured by a specific purchase order, and the notes held by the Primary Creditor are secured by substantially all of the Company’s assets (the “Purchase Order/Payables Notes”). As of June 30, 2011, there was approximately $172,724 of principal, accrued interest, penalties and all other sums due under the Purchase Order/Payables Notes. The Principal Investor and Primary Creditors will have the option in their sole discretion to exchange their Purchase Order/Payables Notes and all amounts due thereunder for shares of G Preferred at a rate of one share of G Preferred for $50.00 of debt.

Related Party Disclosure:

The granting of the lien and security interest for the First Position Bridge Notes required the consent of the representatives of the Unit Notes and the August 2010 Secured Notes. The members of the Investor Group are the collateral agents and representative of the holders of the Unit Notes and the August 2010 Secured Notes and also are the collateral agents and representatives of the holders of the First Position Bridge Notes. In addition, all of the members of the Investor Group are significant equity holders and creditors of the Company.

Management Warrant Grant Program:

The Company’s Board of Directors has approved a Management Warrant Grant pursuant to which it has reserved a sufficient number of shares of Common Stock to issue Common Stock Purchase Warrants (“Management Warrants”) to management. Upon the earlier of November 1, 2011 or the date upon which the First and Second Equity Offerings have been completed or terminated (such date, the “Determination Date”), the Company’s management shall be granted Management Warrants exercisable for such number of shares of Common Stock equal, in the aggregate, to 11% of the “fully diluted” shares of the Company’s Common Stock as of the Determination Date, less 2,189,050 shares. Fully diluted means, in addition to the shares issued and outstanding as of the Determination Date, all shares of Common Stock that would be issued as of that date if all instruments providing for the issuance of additional shares of Common Stock upon exercise, conversion or other contract right (other than the Management Warrants) were so exercised or converted as of that date. The Management Warrants will be exercisable for a period of ten years at an exercise price as to not cause a taxable event to management or the Company (subject to adjustment as provided therein). The holders of the Management Warrants will be restricted from selling the shares issuable upon exercise of the Management Warrants for 15 months from the date of the grant of the Management Warrants. The Company’s Board of Directors shall have the sole power and discretion to allocate the Management Warrants among management.

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